EXHIBIT 99.1

Community West Bancshares 1Q18 Earnings Increase 34% Year-Over-Year to $1.8 Million; Book Value Per Common Share Increases to $8.73; Declares Quarterly Cash Dividend of $0.05 Per Common Share

GOLETA, Calif., April 27, 2018 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ:CWBC), parent company of Community West Bank (Bank), today reported net income increased 33.8% to $1.8 million, or $0.21 per diluted share, in the first quarter of 2018 (1Q18), compared to $1.4 million, or $0.16 per diluted share in the first quarter of 2017 (1Q17) and $449,000, or $0.05 per diluted share, in the fourth quarter of 2017 (4Q17).

“We continue to see solid growth opportunities in the Central Coast markets we serve,” stated Martin E. Plourd, President and Chief Executive Officer.  “Assets grew 15.7% to $865.7 million over prior year, contributing to increased revenues and profitability for the first quarter of the year.  Total loans increased 11.6% year over year and generated an above-industry net interest margin.  We had a good year, but noted an economic slowdown in the first quarter primarily from the impact in our local economy from the fires and debris slides.”

First Quarter 2018 Financial Highlights

  Net income increased 33.8% to $1.8 million, or $0.21 per diluted share, in 1Q18, compared to $1.4 million, or $0.16 per diluted share in 1Q17.
  Return on average common equity of 10.30%.
  Return on average assets of 0.91%.
  Net loans increased $11.1 million to $737.3 million at March 31, 2018, compared to $726.2 million three months earlier and increased $76.6 million compared to $660.8 million a year ago.
  Total deposits increased $10.4 million to $710.0 million at March 31, 2018, compared to $699.7 million three months earlier and increased $69.9 million compared to $640.1 million a year ago.
  Net interest margin was 4.25%.
  Book value per common share increased to $8.73 at March 31, 2018, compared to $8.22 a year ago.
  The Bank continues to be well-capitalized per banking regulations with its total capital ratio at 11.38%, its Tier 1 capital ratio at 10.19% and Tier 1 leverage ratio at 8.96% at March 31, 2018.

Income Statement
First quarter net interest margin was 4.25% compared to 4.26% in 4Q17 and 4.45% in 1Q17.  “Our net interest margin remained stable during the quarter, despite compression compared to the year ago quarter,” said Susan C. Thompson, Executive Vice President and Chief Financial Officer.

Net interest income for 1Q18 was $8.4 million, compared to $8.5 million in the preceding quarter and a 7.4% increase compared to $7.8 million in 1Q17.  Non-interest income was $639,000 in 1Q18, compared to $896,000 in 4Q17 and $641,000 in 1Q17.

Non-interest expenses totaled $6.5 million in 1Q18, compared to $6.4 million in 4Q17 and $5.9 million in 1Q17.  The year-over-year increase was largely due to an increase in salary and employee benefits.

Balance Sheet
“Net loans increased 1.5% during the quarter and increased 11.6% year over year, with good production in targeted loan types, including commercial real estate, manufactured housing and commercial loans,” said Plourd.  “We continue to be encouraged by the robust economic activity in the markets that we serve and see potential for additional growth.”

Net loans increased to $737.3 million at March 31, 2018, compared to $726.2 million at December 31, 2017, and increased $76.6 million compared to $660.8 million a year ago.  Commercial real estate loans outstanding were up 19.2% from year ago levels to $362.2 million at March 31, 2018, and comprise 48.6% of the total loan portfolio.  Manufactured housing loans were up 13.3% from year ago levels to $229.2 million and represent 30.7% of total loans.  Commercial loans increased 6.0% from year ago levels to $109.8 million and represent 14.7% of the total loan portfolio.

Deposits increased 1.5% to $710.0 million at March 31, 2018, compared to $699.7 million at December 31, 2017, and increased $69.9 million, or 10.9% compared to $640.1 million a year earlier.  Non-interest-bearing demand deposits increased 15.3% to $118.2 million, at March 31, 2018, when compared to the prior year. Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts, savings accounts and retail certificates of deposit totaled $485.7 million at March 31, 2018 and comprise 68.4% of total deposits.

Total assets were $865.7 million at March 31, 2018, a $32.4 million increase compared to three months earlier and a $117.4 million, or 15.7% increase compared to $748.3 million one year ago.  Stockholders’ equity improved to $71.7 million at March 31, 2018, compared to $70.1 million at December 31, 2017, and $66.6 million a year ago.  Book value per common share improved to $8.73 at March 31, 2017, compared to $8.55 at December 31, 2017, and $8.22 a year ago.

Credit Quality
“We had net loan recoveries again during the quarter, and as a result we recorded a negative provision for loan losses of $144,000 in the first quarter,” said Thompson.  This compares to a negative provision for loan losses of $12,000 in 4Q17 and a provision for loan losses of $144,000 in 1Q17.  Net loan recoveries were $182,000 in 1Q18 compared to $120,000 in 4Q17 and $177,000 in 1Q17.

The allowance for loan losses was $8.5 million at March 31, 2018, or 1.22% of total loans held for investment, compared to 1.24% at December 31, 2017, and 1.28% a year ago.  Net nonaccrual loans were $4.2 million, or 0.57% of total loans at March 31, 2018, compared to $4.5 million, or 0.61% of total loans, three months earlier, and to $2.3 million, or 0.34% of total loans, a year ago.  The increase in nonaccrual loans was primarily in the commercial loan segment.

Of the $4.2 million in net nonaccrual loans, $2.5 million were commercial loans primarily from one relationship and not systemic to the whole portfolio, $527,000 were commercial agricultural loans, $347,000 were manufactured housing loans, $210,000 were home equity loans, $175,000 were SBA 504 1st loans, $172,000 were single-family real estate loans, $166,000 were SBA 7A loans and $117,000 were commercial real estate loans.

Other assets acquired through foreclosure totaled $233,000 at March 31, 2018, compared to $372,000 three months earlier and $145,000 a year earlier.

Cash Dividend Declared
The Company’s Board of Directors increased its quarterly cash dividend by 25% to $0.05 per common share, payable May 31, 2018 to common shareholders of record on May 11, 2018.  The current annualized yield, based on the closing price of CWBC shares of $11.35 on March 31, 2018, was 1.8%.

Company Overview
Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties.  Community West Bank has seven full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura, Westlake Village, San Luis Obispo and Oxnard and a loan production office in Paso Robles. The principal business activities of the Company are Relationship business banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades
In April 2018, Community West was awarded a “Premier” rating by The Findley Reports.  For 50 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans.

Safe Harbor Disclosure
This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017

Interest income
Loans, including fees	$9,651	$9,622	$8,442
Investment securities and other	337	305	261
Total interest income	9,988	9,927	8,703
Interest expense
Deposits	1,443	1,299	858
Other borrowings	195	152	71
Total interest expense	1,638	1,451	929
Net interest income	8,350	8,476	7,774
Provision (credit) for loan losses	(144)	(12)	144
Net interest income after provision for loan losses	8,494	8,488	7,630
Non-interest income
Other loan fees	296	301	303
Document processing fees	117	128	133
Service charges	116	132	96
Other	110	335	109
Total non-interest income	639	896	641
Non-interest expenses
Salaries and employee benefits	4,149	3,773	3,931
Occupancy, net	784	777	645
Professional services	304	310	179
FDIC assessment	214	203	110
Data processing	212	200	168
Advertising and marketing	170	262	156
Depreciation	167	166	163
Stock-based compensation	116	83	84
Loan servicing and collection	70	57	106
Other	347	590	381
Total non-interest expenses	6,533	6,421	5,923
Income before provision for income taxes	2,600	2,963	2,348
Provision for income taxes	786	2,514	992
Net income	$1,814	$449	$1,356
Earnings per share:
Basic	$0.22	$0.05	$0.17
Diluted	$0.21	$0.05	$0.16

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	March 31,	December 31,	March 31,
	2018	2017	2017

Cash and cash equivalents	$3,473	$3,651	$1,811
Time and interest-earning deposits in other financial institutions	65,336	42,218	28,366
Investment securities	34,988	36,348	35,389
Loans:
Commercial	109,819	111,459	103,581
Commercial real estate	362,197	354,617	303,795
SBA	24,989	26,219	37,036
Manufactured housing	229,194	223,115	202,332
Single family real estate	10,609	10,346	11,728
HELOC	9,483	9,422	10,462
Other	(514)	(569)	(388)
Total loans	745,777	734,609	668,546

Loans, net
Held for sale	52,767	55,094	59,811
Held for investment	693,010	679,515	608,735
Less: Allowance for loan losses	(8,458)	(8,420)	(7,785)
Net held for investment	684,552	671,095	600,950
NET LOANS	737,319	726,189	660,761

Other assets	24,573	24,909	21,973

TOTAL ASSETS	$865,689	$833,315	$748,300

Deposits
Non-interest-bearing demand	$118,206	$108,500	$102,553
Interest-bearing demand	258,717	256,717	262,008
Savings	14,347	14,085	14,072
Certificates of deposit ($250,000 or more)	81,690	86,985	80,293
Other certificates of deposit	237,077	233,397	181,204
Total deposits	710,037	699,684	640,130
Other borrowings	76,843	56,843	37,000
Other liabilities	7,098	6,718	4,603
TOTAL LIABILITIES	793,978	763,245	681,733

Stockholders' equity	71,711	70,070	66,567

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$865,689	$833,315	$748,300

Shares outstanding	8,216	8,193	8,103

Book value per common share	$8.73	$8.55	$8.22

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended
PERFORMANCE MEASURES AND RATIOS	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017
Return on average common equity	10.30%	2.51%	8.28%
Return on average assets	0.91%	0.22%	0.76%
Efficiency ratio	72.68%	68.51%	70.39%
Net interest margin	4.25%	4.26%	4.45%

	Three Months Ended	Three Months Ended	Three Months Ended
AVERAGE BALANCES	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017
Average assets	$812,698	$805,105	$721,630
Average earning assets	797,281	789,111	708,751
Average total loans	736,628	729,865	650,784
Average deposits	702,376	697,500	626,876
Average common equity	71,433	71,038	66,381

EQUITY ANALYSIS	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017
Total common equity	$71,711	$70,070	$66,567
Common stock outstanding	8,216	8,193	8,103

Book value per common share	$8.73	$8.55	$8.22

ASSET QUALITY	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017
Nonaccrual loans, net	$4,220	$4,472	$2,302
Nonaccrual loans, net/total loans	0.57%	0.61%	0.34%
Other assets acquired through foreclosure, net	$233	$372	$145

Nonaccrual loans plus other assets acquired through foreclosure, net	$4,453	$4,844	$2,447
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.51%	0.58%	0.33%
Net loan (recoveries)/charge-offs in the quarter	$(182)	$(120)	$(177)
Net (recoveries)/charge-offs in the quarter/total loans	(0.02%)	(0.02%)	(0.03%)

Allowance for loan losses	$8,458	$8,420	$7,785
Plus: Reserve for undisbursed loan commitments	101	95	113
Total allowance for credit losses	$8,559	$8,515	$7,898
Allowance for loan losses/total loans held for investment	1.22%	1.24%	1.28%
Allowance for loan losses/nonaccrual loans, net	200.43%	188.28%	338.18%

Community West Bank *
Tier 1 leverage ratio	8.96%	8.83%	9.41%
Tier 1 capital ratio	10.19%	10.10%	10.38%
Total capital ratio	11.38%	11.31%	11.60%

INTEREST SPREAD ANALYSIS	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017
Yield on total loans	5.31%	5.23%	5.26%
Yield on investments	2.73%	2.53%	2.48%
Yield on interest earning deposits	1.36%	0.92%	0.74%
Yield on earning assets	5.08%	4.99%	4.98%

Cost of interest-bearing deposits	0.99%	0.89%	0.66%
Cost of total deposits	0.83%	0.74%	0.56%
Cost of borrowings	2.50%	2.05%	1.20%
Cost of interest-bearing liabilities	1.07%	0.94%	0.68%

* Capital ratios are preliminary until the Call Report is filed.

Contact:	Susan C.Thompson, EVP & CFO
805.692.5821
www.communitywestbank.com